May 11, 2012

The Board of Directors
ING USA Annuity and Life Insurance Company
1475 Dunwoody Drive
West Chester, PA 19380

Ladies and Gentlemen:

Note 1 of the unaudited condensed financial statements of ING USA Annuity and Life Insurance Company included in its Form 10-Q for the three months ended March 31, 2012, describes voluntary changes in the method of accounting for actuarial gains and losses for all of its pension and other postretirement benefit (OPEB) plans and in the method of accounting for guaranteed minimum withdrawal benefit for life riders. The change in method of recognizing actuarial gains and losses is from a method that initially recognizes such gains and losses in shareholder's equity in the period incurred and subsequently recognizes gains and losses in excess of 10% of the greater of the beginning-of-year market-related value of plan assets, as applicable, or benefit obligation as a component of net periodic benefit cost in future periods, to a method that recognizes actuarial gains and losses in the income statement in the period incurred. There are no authoritative criteria for determining a “preferable” method of accounting for pension and OPEB actuarial gains and losses based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. The change in method of accounting for guaranteed minimum withdrawal benefit for life riders is from an insurance accounting model described in ASC 944 to a fair value method described in ASC 815. There are no authoritative criteria for determining a “preferable” method of accounting for guaranteed minimum withdrawal benefit for life riders based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.

We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2011, and therefore we do not express any opinion on any financial statements of ING USA Annuity and Life Insurance Company subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP